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              THE ITALY FUND INC. ANNOUNCES RESULTS OF TENDER OFFER

July _24_, 2001

FOR IMMEDIATE RELEASE

NEW YORK - PR Newswire - July 24, 2001 The Italy Fund Inc. (NYSE: ITA) announced today that, in accordance with its tender offer for up to 1,691,573 shares of its common stock which expired on July 19, 2001, the Fund has accepted that number of shares for payment today at a price of $7.92 per share. These shares represent 25% of the Fund's outstanding shares. A total of 4,381,047.047 shares were properly tendered; therefore, on a pro-rated basis, 38.61% (full precision:
38.6112%) of the shares so tendered by each tendering stockholder have been accepted for payment.

The Italy Fund Inc., a non-diversified investment company, is managed by Smith Barney Fund Management LLC, a wholly owned subsidiary of Salomon Smith Barney Holdings Inc., and is listed on the New York Stock Exchange under the symbol "ITA."

Contact:  Brenda Grandell
          Director, Closed-End Funds
          Citigroup Asset Management
          212-783-3471